As filed with the Securities and Exchange Commission on February 18, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ISTA PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	ISTA Pharmaceuticals, Inc. 15279 Alton Parkway, Building 100 Irvine, CA 92618 (949) 788-6000	75-0511729 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Individual Non-Statutory Stock Option Agreements
to purchase an aggregate of
145,461 shares of Common Stock

Vicente Anido, Jr., Ph.D.
President and Chief Executive Officer
ISTA Pharmaceuticals, Inc.
15279 Alton Parkway, Building 100
Irvine, CA 92618
(949) 788-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert C. Funsten
Stradling Yocca Carlson & Rauth
a Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	Amount to be		Offering Price	Aggregate	Registration
be Registered	Registered (1)		Per Share (2)	Offering Price	Fee

Common Stock
$0.001 par value	145,461	shares	$16.28	$2,368,105	$217.87

(1)	Additional shares issuable upon exercise of outstanding options granted under individual Non-Statutory Stock Option Grants in the forms attached hereto or incorporated by reference as Exhibits 99.1, 99.2, and 99.3.

(2)	Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

ISTA PHARMACEUTICALS, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which contains, among other things, the audited consolidated financial statements of Registrant for the year ended December 31, 2001.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(e) The Registrant’s Current Report on Form 8-K filed January 2, 2002.

(f) The Registrant’s Current Report on Form 8-K filed January 2, 2002.

(g) The Registrant’s Current Report on Form 8-K filed May 6, 2002.

(h) The Registrant’s Current Report on Form 8-K filed June 11, 2002, as amended.

(i) The Registrant’s Current Report on Form 8-K filed July 9, 2002.

(j) The Registrant’s Current Report on Form 8-K filed September 25, 2002.

(k) The Registrant’s Current Report on Form 8-K filed December 3, 2002.

(l) The Registrant’s Current Report on Form 8-K filed December 12, 2002.

(m) The Registrant’s Current Report on Form 8-K filed December 20, 2002.

(n) The description of the Registrant’s common stock which is contained in the Registrant’s Registration Statement on Form 8-A12G filed with the Commission on August 4, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any description of any securities of the Registrant which is contained in any registration

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statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

(o) All documents subsequently filed by the registrant pursuant to Sections 13(a), or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.       DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

     The Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

     The Registrant’s Bylaws provide that the Registrant shall indemnify to the full extent authorized by law each of its directors, officers, employees and other agents against expenses actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     The Registrant has entered into indemnification agreements with its certain of it directors and executive officers, in addition to indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.       EXHIBITS.

Exhibit
Number	Description of Document

5.1	Opinion re legality of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-2).

99.1	Individual Non-Qualified Stock Option Agreement to purchase an aggregate of 300,000 shares of Common Stock.

99.2	Individual Non-Qualified Stock Option Agreement to purchase an aggregate of 150,000 shares of Common Stock.

99.3	Individual Non-Qualified Stock Option Agreement to purchase an aggregate of 1,004,609 shares of Common Stock (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

ITEM 9.       UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 14, 2003.

By:	/s/ Vicente Anido, Jr. Vicente Anido, Jr., Ph.D. President and Chief Executive Officer

S-1

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Vicente Anido, Jr., Ph.D., and David R. Waltz and each them as his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vicente Anido, Jr. Vicente Anido, Jr., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2003

/s/ David R. Waltz David R. Waltz	Vice President Finance (Principal Financial and Accounting Officer)	February 14, 2003

Robert G. McNeil, Ph.D.	Chairman of the Board of Directors	February , 2003

/s/ Liza Page Nelson Liza Page Nelson	Director	February 14, 2003

/s/ Peter Barton Hutt Peter Barton Hutt	Director	February 14, 2003

Kathleen D. LaPorte	Director	February , 2003

/s/ Benjamin F. McGraw III Benjamin F. McGraw III	Director	February 14, 2003

/s/ Richard C. Williams Richard C. Williams	Director	February 14, 2003

/s/ Wayne I. Roe Wayne I. Roe	Director	February 14, 2003

/s/ Jeffrey L. Edwards Jeffrey L. Edwards	Director	February 14, 2003

S-2

Exhibit Index

Exhibit
Number	Description of Document

5.1	Opinion re legality of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-2).

99.1	Individual Non-Qualified Stock Option Agreement to purchase an aggregate of 300,000 shares of Common Stock.

99.2	Individual Non-Qualified Stock Option Agreement to purchase an aggregate of 150,000 shares of Common Stock.

99.3	Individual Non-Qualified Stock Option Agreement to purchase an aggregate of 1,004,609 shares of Common Stock (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).